EXHIBIT 99.1

FortuNet Receives NASDAQ Notice Regarding Noncompliance With Listing Requirement Relating to the Market Value of Publicly Held Shares

LAS VEGAS, Sept. 16, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) received a notice from The NASDAQ Stock Market dated September 15, 2009, notifying the Company that for the last 30 consecutive trading days, the Company's common stock (the "Common Stock") has not maintained the minimum market value of publicly held shares ("MVPHS") of $5,000,000 as required for continued inclusion on The NASDAQ Global Market by NASDAQ Listing Rule 5450(b)(1)(C). The Company will be provided 90 calendar days, or until December 14, 2009, to regain compliance in accordance with the NASDAQ Listing Rule 5810(c)(3)(D).

The MVPHS of Common Stock must be $5,000,000 or greater for a minimum of 10 consecutive trading days to comply. If compliance with NASDAQ Listing Rule 5450(b)(1)(C) cannot be demonstrated by December 14, 2009, the NASDAQ Staff (the "Staff") will provide written notification to the Company that the Company's Common Stock will be delisted. At that time, the Company may appeal the Staff's determination to a Listing Qualifications Panel.

The notification letter has no effect at this time on the listing of the Company's Common Stock on The NASDAQ Global Market. The Company's Common Stock will continue to trade on The NASDAQ Global Market under the symbol FNET.

Additionally, the NASDAQ letter indicated that the Company may transfer its securities to The NASDAQ Capital Market if the Company satisfies the inclusion requirements for that market. If the Company submits a transfer application and pays the applicable fees by December 14, 2009, the initiation of the delisting proceedings will be stayed pending the Staff's review of the application. If the Staff does not approve the Company's transfer application, the Staff will provide written notification that the Company's securities will be delisted.

The Company intends to actively monitor the bid price for the Company's Common Stock between now and December 14, 2009.

CONTACT:  FortuNet, Inc.
          Investor Contact
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com